EXHIBIT 16.1

July 13, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Da-Lite Screen Company, Inc. (the Company) and, under the date of February 20, 2006, we reported on the consolidated financial statements of the Company as of and for the years ended December 30, 2005 and December 31, 2004. On July 11, 2006, the Company dismissed KPMG LLP as principal accountants. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 11, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements (i) that in February 2006, the Audit Committee authorized the Company to seek proposals from certified public accounting firms to provide audit services for fiscal year 2006; (ii) in the first two sentences of the second paragraph under Item 4.01(a); (iii) that the dismissal was approved by the Audit Committee; (iv) or in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP

Des Moines, Iowa